EMPLOYMENT AGREEMENT


            AGREEMENT, made this 24th day of February, 2000, by and between Unilab Corporation (the "Company") and Robert E. Whalen ("Executive").


                                 WITNESSETH:

            WHEREAS, the Company is engaged in the business of providing comprehensive laboratory testing services to physicians, managed care groups, hospitals and other health care providers (the "Business"); and

            WHEREAS, Executive wishes to be so employed by the Company;

            NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Employment: The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company. Executive shall perform such duties and responsibilities as are from time to time assigned to Executive by the Board of Directors of the Company (the "Board"). Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company. Notwithstanding the foregoing, the Company recognizes and acknowledges that so long as Executive keeps the Board informed as to his material involvement in the following activities, Executive may (a) continue to be actively involved in such community affairs and the management of such personal investments as the Executive may choose and (b) serve on the board of directors/trustees/managers of such enterprises as the Executive may choose, as such choices are limited by Section 7 hereof. Without limiting the generality of the foregoing, Executive shall perform the duties associated with the position of Chief Executive Officer, shall have the authority and responsibility typical of Executives in that position and shall report only to the Board.


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2.     Term:  This Agreement shall commence on the date hereof and shall expire on the third anniversary of the date hereof (the "Term"), unless sooner terminated in accordance with Section 8 hereof. There shall be no extension of this Agreement other than by written instrument executed by both parties hereto.

3.     Compensation:

(a) Salary: Executive's base salary ("Salary") shall be at the annual rate of $400,000, payable in accordance with the Company's regular payroll practices. Executive shall receive Salary payments retroactive to September 1, 1999. All applicable withholding taxes shall be deducted from such payments.

(b) Incentive Bonus: Executive will be entitled to participate in any incentive bonus plans applicable to senior officers of the Company, as such plans are amended from time to time ("Incentive Bonus Plans") in accordance with the terms thereof. Pursuant to the Incentive Bonus Plans, Executive will be eligible to receive an annual award, in cash, of an amount of up to fifty percent (50%) of his Salary if certain performance targets set forth by such plans are reached.

4. Benefits: Executive shall receive all benefits in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company for senior officers, including the supplemental retirement plan and deferred compensation plans, as such plans are amended from time to time.

5. Vacation: Executive shall be entitled to paid vacation of four (4) weeks annually.

6. Expenses: The Company will reimburse Executive for reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive's duties, and which are consistent with such guidelines as the Board may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

7.     Confidentiality, Non-Competition, etc.:

(a) Executive acknowledges that: (i) the Business is intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, Business relationships and accounts, pricing information and policies, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, proprietary computer hardware, software, source codes and algorithms, licensing information, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; (iii) the Confidential Information constitutes a trade secret of the Company; and (iv) the engaging by Executive in any of the activities prohibited by this Section 7 may constitute improper misappropriation and/or use of such information and trade secrets of the Company. Accordingly, the Company and Executive agree as follows:

(b) For purposes of this Section 7 and Sections 9 and 10 , below, the Company shall be construed to include the Company and its parents, subsidiaries and affiliates engaged in the Business, including any divisions managed by Executive.

(c) During the Term of this Agreement and at all times after the termination of Executive's employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein unless and until such Confidential Information shall become general public knowledge through no fault of Executive. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

(d) Executive shall not, so long as he is employed by the Company, engage in "Competition" with the Company. For purposes of this Agreement, Competition by Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during or following his employment.

(e) For a period of three (3) years following the termination of Executive's employment hereunder, whether upon expiration of the Term or otherwise, Executive shall not engage in Competition, as defined above, with the Company in any locality or region of the United States in which the Company had operations at the time of, or within six (6) months prior to, Executive's termination, or in which, during the six (6) month period prior to Executive's termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; provided that, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(f) For a period of three (3) years after he ceases to be employed hereunder by the Company, whether upon expiration of the Term or otherwise, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit from any customer doing business with the Company as of Executive's termination, business of the same or of a similar nature to the business of the Company with such customer;

(ii) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination;

(iii) solicit the employment or services of, or hire, any person who was known to be employed by or was a known consultant to the Company upon the termination of Executive's employment, or within six (6) months prior thereto; or

(iv)  otherwise interfere with the business or accounts of the Company.

(g) Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 7 or in Sections 9 and 10, below, will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

(h) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth in this Section 7 and in Sections 9 or 10, below, are reasonable and necessary for the protection of the business and goodwill of the Company.

8.     Termination:

(a) Notwithstanding any provision of this Agreement to the contrary, the Term, the Agreement and the employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i)   the date of Executive's death;

(ii) the date on which the Company shall give Executive notice of termination on account of Disability (as hereinafter defined);

(iii) the date on which the Company shall give Executive notice of termination for Cause (as hereinafter defined);

(iv)  expiration of the Term;

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv), above, in which event Executive shall be entitled to receive, as his sole and exclusive remedy, payment of his Salary for 24 months (paid in installments at such times as Executive would normally receive payroll checks as though employed through the severance payment period or, at the Executive's option, in lieu of continued Salary, the Executive shall receive a lump sum cash payment in an amount equal to 24 months' of Salary) (the "Severance Payment") , and continuation of medical benefits coverage for Executive and any covered dependents during such 24 month severance payment period (or for 24 months if the Executive elected to receive a lump sum cash payment), provided, however, that Executive shall not be entitled to receive the Severance Payment or benefits continuation unless he first signs a General Release of all claims against the Company in a form acceptable to the Company (a "General Release"). Executive shall have no obligation to mitigate damages or seek or accept other employment as a condition to receipt of the foregoing payment(s); or

(vi) upon a Change of Control of the Company (as hereinafter defined) Executive shall be entitled to terminate his employment with the Company, in which event Executive shall be entitled to receive twenty-four (24) months' Salary, in a lump sum cash payment, and continuation of medical benefits coverage for Executive and any covered dependents for 24 months from the date of the Executive's termination of employment. Executive shall also remain eligible to receive any Incentive Bonus Plan payments (as described in Section 3(b) of this agreement) that he otherwise would have received had Executive continued his employment with the Company for an additional two year period and had achieved the performance targets set forth in such plans; provided, however, that Executive shall not be entitled to receive the payments referred to under this Section 8(a)(vi) or benefits continuation unless he first signs a General Release. Executive shall have no obligation to mitigate damages or seek or accept other employment as a condition to the receipt of the foregoing payments.

(b) The Company shall be entitled at any time, upon notice to Executive, to terminate his employment hereunder on account of the Disability of Executive or for Cause, and, in either of such events, or in the event that Executive's employment hereunder shall terminate on account of death, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Salary and payment for unused vacation days, through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any Salary or other payments or benefits provided for hereunder with respect to any period after such termination.

(c) For purposes of this Agreement, "Disability" shall mean Executive's inability to substantially perform his duties hereunder for a period of six
(6) months as a result of Executive's physical or mental condition, including, without limitation, a condition entitling him to benefits under any sick pay or disability income policy or program of the Company. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

(d) For purposes of this Agreement, "Change of Control" shall mean any transaction or series of transactions in which at least fifty-one percent (51%) of the Company is sold (whether by merger, consolidation, sale of securities, sale of all or substantially all of the assets or any similar business combination) to a third-party unaffiliated with the Company, Kelso & Company ("Kelso") or any of their respective Affiliates. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred at any time when Kelso is the owner of at least thirty percent (30%) of the common stock of the Company.

(e) For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following, as reasonably determined by the Company:

(i) the willful failure or refusal by Executive to perform his duties hereunder;

(ii) any willful, intentional or grossly negligent act by Executive having the effect of materially injuring the business or reputation of the Company, any of its parents, subsidiaries or affiliates and any divisions Executive may manage;

(iii) willful misconduct by Executive, including insubordination, in respect of the duties or obligations of Executive under this Agreement;

(iv) Executive's conviction of a felony or misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) any misappropriation or embezzlement of the property of the Company and its affiliates and subsidiaries (whether or not a misdemeanor or felony); and

(vi) a material breach of any one or more of the covenants of this Agreement by Executive. Notwithstanding the foregoing, in the event of any termination for Cause where the underlying events and the consequences arising therefrom are reasonably amenable to cure by the Executive, such termination shall only become effective if the Company shall first give the Executive written notice of such Cause, which notice shall identify in reasonable detail the manner in which the Company believes that the Executive has not performed such duties and indicates the steps required to cure such failure or refusal, and Executive shall fail within sixty (60) business days of receipt of such notice to substantially remedy or correct the same.

9. Return of Company Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

10.    Ownership of Company Property, Discoveries, etc.:

(a) Executive shall promptly disclose to the Company or any person designated by it any and all discoveries, improvements, methods, trade secrets, formulas, data, programs, flow charts, processes, and other information, data, and tangible materials, whether or not subject to patent, trademark, copyright, trade secret, or mask work protection and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Executive, either alone or jointly with others, during the period of employment with the Company which: (i) relate to the actual or anticipated business, activities, or research, of the Company or (ii) result from or are suggested by work performed by Executive for the Company (whether or not made, created, authored, conceived or reduced to practice during normal working hours or on the premises of the Company), or (iii) result, to any extent, from use of the Company's premises or property ("Inventions"). Executive acknowledges that, as between the Executive and the Company, the Company is to be the sole and exclusive owner of any and all such Inventions. All such Inventions are to be considered "works made for hire", and Executive hereby disclaims any and all interest in any of such Inventions and waives any right of attribution, droit morale, or similar right therein.

(b) In the event that title to any of the Inventions or any part thereof, does not, by operation of law, vest in the Company or such Inventions are found not to be "works made for hire," Executive, to the full extent permitted by law, hereby irrevocably assigns to the Company, without further consideration, all right, title and interest Executive may acquire throughout the universe and in perpetuity, in all such Inventions and all copies of them, in whatever medium fixed or embodied, and in all records, notes, reports or discs relating thereto in Executive's possession or under his control, including all proprietary rights therein, the right to modify and create "derivative works" thereof and the right to register and renew the same.

(c) Executive agrees to assist the Company, on the Company's request, whether before or after the termination of employment and however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents deemed necessary by the Company including, without limitation, documents confirming the assignment of such Inventions to the Company. Executive will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, and, if Executive's cooperation is requested by the Company after the termination of employment, then the Company will compensate Executive at a reasonable rate for the time actually spent by Executive in rendering such assistance. Executive hereby irrevocably appoints the Company to be his attorney-in-fact, in his name and on his behalf, to execute any document and to take any action for the purpose of giving the Company the full benefit of the assignment provisions set forth in paragraph (b) above.

(d) Executive represents, warrants, and covenants that he will respect any and all obligations which he may now have to prior employers or others relating to confidential information, inventions, discoveries, or documents and will not disclose to the Company, use, or induce the Company to use, any confidential information, inventions, discoveries, or documents of others. Executive agrees to indemnify and hold the Company harmless from any loss, claim, damage, costs or expenses of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

(e) In the event of any termination of employment, for whatever reason, Executive will promptly deliver to the Company, all materials and physical property including, but not limited to, records, note reports, and discs, and all copies thereof, in Executive's possession or under Executive's control pertaining to the Inventions and otherwise relating to the Company's business.

11. Compensation in Event of Termination; Survival: Upon termination of Executive's employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except to the extent Executive is otherwise entitled to any unpaid salary or benefits hereunder, or in accordance with applicable law; provided that the provisions set forth in Sections 7, 9 and 10 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the expiration or termination of this Agreement.

12. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

13. Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

14. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

15. Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

            If to the Company:      Unilab Corporation
                                    18448 Oxnard St.
                                    Tarzana, California  91356
                                    Att.:  General Counsel

            with a copy to:         Jim Connors
                                    Kelso & Company
                                    320 Park Avenue, 24th Floor
                                    New York, New York  10022

            If to Executive:        Robert E. Whalen
                                    13122 Caminito Point
                                    Del Mar, California  92014

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

16. Dispute Resolution: Any dispute, controversy or claim arising between the parties relating to this Agreement, or otherwise relating in any way to Executive's employment with the Company (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration before a single arbitrator. The arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association pertaining at the time the dispute arises. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrator's fees, tribunal and other administrative and litigation costs and, to the prevailing party, attorneys' fees. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction of the parties. This arbitration provision shall not apply with respect to any application by the Company for injunctive relief under Section 7 of this Agreement.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

18. Descriptive Headings: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Counterparts: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.



            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.



UNILAB CORPORATION                        EXECUTIVE


By:   /s/ Brian D. Urban_____               /s/ Robert E. Whalen___
    Name:  Brian D. Urban                       Robert E. Whalen
    Title:  CFO & Treasurer